Filed pursuant to Rule No. 424(b)(3)
                                                      File Number 333-65578


PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated August 27, 2001)


                               $1,000,000,000
                            CENDANT CORPORATION
                Zero-Coupon Convertible Debentures due 2021
  and shares of CD common stock issuable upon conversion of the debentures


         This prospectus supplement supplements the prospectus dated August 27, 2001 of Cendant Corporation, as supplemented on October 2, 2001, November 13, 2001, January 8, 2002 and February 20, 2002, relating to the sale by certain of our securityholders (including their pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,000,000,000 aggregate principal amount at maturity of debentures and the shares of CD common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:


                                                Aggregate                          Number of
                                             Principal Amount                     Shares of CD     Percentage of
                                              at Maturity of      Percentage of   Common Stock      Shares of CD
                                             Debentures That       Debentures       That May        Common Stock
          Name                                 May Be Sold         Outstanding     Be Sold(1)      Outstanding(2)
          ----                               ----------------     -------------   -------------    --------------

Lehman Brothers Inc. . . . . . .  . . . . .    $10,000,000           1.000%         390,755              *

-----------
*        Less than one percent (1%).

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 39.0755 shares of CD common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the debentures may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

(2)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
         982,020,341 shares of CD common stock outstanding as of March 15, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.


         Investing in the debentures or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is April 4, 2002.